UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On July 21, 2010, Ramius Enterprise Luxembourg Holdco S.a.rl. (the “Buyer”), a company incorporated in Luxembourg and ultimately wholly owned by Cowen Group Inc. (“Cowen”), entered into a Share Purchase Agreement (the “Agreement”) with Akzo Nobel NV (the “Seller”), a company incorporated in the Netherlands that is unrelated to Cowen or the Buyer, to acquire the entire share capital of Compagnie de Reassurance Akzo Nobel S.A. (the “Company”), a reinsurance company incorporated in Luxembourg that is wholly owned by the Seller and that is unrelated to Cowen and the Buyer.

The Company’s assets consisted of cash, notes from the Seller and prepaid expenses. After all of the conditions of the Agreement were fulfilled, including a requirement that the Company commute or novate to other parties all of its reinsurance contracts and not have any other contractual obligations as of the closing, the purchase was completed on October 22, 2010 for a preliminary purchase price of EUR 82,651,658 in accordance with the terms of the Agreement.  The purchase price was satisfied in its entirety by the Buyer agreeing to cause the Company to relieve the Seller of the Seller’s obligation to repay the Company on the outstanding notes from the Seller.

By November 30, 2010, the Buyer and Seller will determine the final purchase price based on the Company’s financial accounts as of the date of completion of the acquisition; however, Cowen management believes any price difference will be immaterial. Any such difference will be settled in cash.

While the Company is expected to reinsure certain Cowen related risks going forward, it will not be engaging in any insurance or reinsurance business for third parties and will not conduct any other business.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Date: October 28, 2010	By:	/s/ Owen S. Littman

		Name:	Owen S. Littman
		Title:	General Counsel

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